News from Trans-Lux
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26 Pearl Street * Norwalk, CT  06850 * 203.853.4321


FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela Toppi
Executive Vice President & CFO
203.642.5903


TRANS-LUX REPORTS THIRD QUARTER RESULTS

NORWALK, CT, November 17, 2008 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays, today reported financial results for the third quarter ended September 30, 2008. Trans-Lux President and Chief Executive Officer Michael R. Mulcahy made the announcement.

Discontinued Operations
As previously reported, the Company sold the assets of its Entertainment Division on July 15, 2008 for a purchase price of $24.5 million; $7.4 million paid in cash, $0.4 million in escrow and $16.7 million in assumption of debt, which included $0.3 million of debt of its joint venture, MetroLux Theatres. In addition to the $24.5 million purchase price, there is a potential additional purchase price of up to $2.3 million based on the performance of increased theatre operations at the DreamCatcher Cinema, which was expanded from a six-plex to a ten-plex in May 2008, and a six-month option to purchase raw land from the Company in Silver City, New Mexico for $0.9 million. However, there can be no assurance that there will be any additional purchase price earned or that the option will be exercised. As a result of the sale, the Company recorded long-lived asset impairment charges of $2.9 million, as well as $2.0 million in disposal costs for the quarter ended June 30, 2008. The buyer assumed the operating results effective as of June 27, 2008. The Company has accounted for the sale as discontinued operations and has accordingly reclassified the prior year's results. The net proceeds from the sale were used to prepay the term loan under the Credit Agreement with the Company's senior lender. A total of $22.4 million of long-term debt has been paid down or assumed by the buyer as a result of the sale and the Company was released from liability on the assumed debt.

Third Quarter 2008
Revenues from continuing operations increased slightly to $10.8 million for the third quarter, compared with $10.7 million during the same period last year. Trans-Lux recorded a net loss from continuing operations for the third quarter of $380,000 (-$0.16 per share), an improvement over the third quarter in 2007 when the Company recorded a net loss from continuing operations of $668,000 (-$0.29 per share). Cash flow from continuing operations, as defined by EBITDA, was level for the quarter at $1.7 million.

Trans-Lux / 2

"The turmoil in the financial markets hasn't had a major impact on our sales. However, it has negatively affected share prices of many listed companies, including Trans-Lux," said Mr. Mulcahy. "Our fundamental business operations have improved since this time last year and the sale of the Entertainment division allows us to focus on our core display business. We have further reduced operating costs by using the proceeds from the sale to reduce debt and interest payments and strengthen our balance sheet. In addition we have a reduction in executive salaries attributable to continuing operations, as two former executives were hired by the buyer."

Nine-Months Ended September 30, 2008
Trans-Lux reported revenues for the nine-month period ended September 30, 2008 of $29.3 million, up from $28.9 million last year. Continuing operations incurred a net loss of $2.3 million (-$0.99 per share) during the first nine months, a significant improvement from the $4.3 million net loss (-$2.09 per share) reported for the same period in 2007, which included a one-time, non-cash, non-tax deductible charge of $1.5 million relating to a successful Exchange Offer in the first quarter of 2007. Cash flow from continuing operations, as defined by EBITDA, increased to $4.2 million for the nine-month period compared with $4.0 million in 2007.

Display Division - Outdoor
Quarterly revenues for the Outdoor division were level with last year, and we believe the outlook remains strong for outdoor commercial digital signage. Investments in engineering developments for the Company's outdoor commercial product line have been moving forward, including enhanced displays and new wireless controls for its sports products line, new features for fuel price changers and larger, higher-resolution LED digital billboards and advertising displays. In the commercial market, the Company secured additional orders for full color CaptiVue(R) message displays for a regional convenience store chain and for large CaptiVue highway signs for a leading national truck stop operator. The catalog scoreboard segment also won new orders for full color CaptiVue displays and scoring equipment from a variety of schools including Medina High School in Medina, OH; Citrus Valley High School in Redlands, CA; and Monte Vista High School in Danville, CA.

Display Division - Indoor
Revenue in the third quarter for the Indoor division improved over the same period in 2007, due to several large sales and continued growth internationally.

Sales in the gaming sector were robust, continuing the trend from last quarter. The Company was awarded contracts for electronic sports book display systems at Blue Chip Casino in Michigan City, IN, the Company's ninth major installation at a Boyd Gaming property, and at the new M Resort Spa and Casino scheduled to

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Trans-Lux / 3

open in Las Vegas in 2009. The Palazzo Resort Hotel Casino in Las Vegas ordered a second electronic sports book display system, and Diamond Jo Casino in Dubuque, IA, ordered a tri-color sports information display.

The Company secured other significant indoor display orders, including a contract with Miami Airport for GraphixWall(R) displays to be used at ticket counters throughout their facility. Additional orders came from a national HMO for DataWall(R) and VisionWriter(R) displays for waiting room applications.

International sales were a contributing driver for the third quarter. The Company received a follow-up order from a regional transit authority for additional GraphixWall track displays as part of its renovation program, and was awarded a contract from a Canadian television network for LED electronic ticker and GraphixMax(TM) displays that will be used to enhance the set of a financial news program.

Orders from the financial services sector included DataWall, LED Jet(R) and other trading displays for firms in various institutional and retail segments of the industry in the U.S. and Britain. Although the financial sector, in general, is in the midst of a major downturn with turbulent market conditions because of the weaker economy affected by an adverse market environment, the Company at present continues to see fewer disconnects of equipment on rentals and maintenance contracts than in prior periods.

About Trans-Lux
Trans-Lux is a full service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, advertising, corporate, retail, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. For more information, please visit our web site at www.trans-lux.com.
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(Table of Operations attached)
                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

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Trans-Lux / 4

                                     TRANS-LUX CORPORATION

                                     RESULTS OF OPERATIONS
                                          (Unaudited)

<CAPTIONS>
                                                      THREE MONTHS ENDED     NINE MONTHS ENDED
                                                         SEPTEMBER 30           SEPTEMBER 30
                                                      ------------------     ------------------

(In thousands, except per share data)                    2008       2007        2008       2007
                                                      ------------------     ------------------
Revenues                                              $10,844    $10,652     $29,261    $28,870
                                                      ------------------     ------------------

Loss from continuing operations                          (380)      (668)     (2,291)    (4,250)
Income (loss) from discontinued operations                 24        368      (4,447)     1,284
                                                      ------------------     ------------------
Net loss                                              $  (356)   $  (300)    $(6,738)   $(2,966)
                                                      ==================     ==================

Calculation of EBITDA:
  Net loss from continuing operations                 $  (380)   $  (668)    $(2,291)   $(4,250)
  Interest expense/debt conversion cost, net              438        601       1,360      3,277
  Income tax expense (benefit)                             84       (166)        234       (953)
  Depreciation and amortization                         1,592      1,935       4,872      5,919
                                                      ------------------     ------------------
EBITDA from continuing operations (1)                   1,734      1,702       4,175      3,993

  Effect of discontinued operations                       823        976      (2,682)     3,010
                                                      ------------------     ------------------
Total EBITDA (1)                                      $ 2,557    $ 2,678     $ 1,493    $ 7,003
                                                      ==================     ==================

(Loss) income per share - basic and diluted:
  Continuing operations                               $ (0.16)   $ (0.29)    $ (0.99)   $ (2.09)
  Discontinued operations                                0.01       0.16       (1.93)      0.63
                                                      ------------------     ------------------
  Total loss per share                                $ (0.15)   $ (0.13)    $ (2.92)   $ (1.46)
                                                      ==================     ==================

Average common shares outstanding - basic and diluted   2,307      2,305       2,307      2,026


(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.